UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2010

Network Equipment Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10255	94-2904044
(State of incorporation)	(Commission File Number)	(IRS Employer ID No.)

6900 Paseo Padre Parkway, Fremont, California 94555 ph: (510) 713-7300

(Address of principal executive offices, including zip code, and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Principal Officers.

On April 21, 2010, the Board of Directors promoted David Wagenseller to Chief Financial Officer. Mr. Wagenseller has been serving as the Company’s Acting Chief Financial Officer and its principal financial and accounting officer since November 10, 2009.  In connection with the promotion, the Compensation Committee of the Board of Directors increased his base salary to $225,000.

Also on April 21, 2010, the Compensation Committee of the Board of Directors approved an extension to the previously announced temporary salary reduction plan applicable to most employees, including most executive officers, for an additional six month period continuing through the second quarter of fiscal 2011. Under the plan, the salary of C. Nicholas Keating, Jr., CEO, continues to be reduced by 15%, the salary of the Company’s other executive officers continues to be reduced by 10%, and the salary of other employees continues to be reduced by 7.5% (with certain exceptions, such as non-salaried employees, employees who are based in foreign jurisdictions or who may be subject to local pay rules, and recently-hired employees such as James Fitzpatrick, Vice President, Federal Sales). Concurrently, the Committee authorized the granting of restricted stock under the Company’s 2008 Equity Incentive Plan to the affected employees, including executive officers, intended to mitigate the salary reductions. The value of the restricted stock granted is intended to be approximately equal to the amount of the salary reduction.  The exact number of shares will be determined on the date of grant based on the amount of each individual’s salary reduction and the trading price of the Company’s common stock on such date, within certain limitations.

Also on April 21, 2010, the Committee approved a new, total target compensation level for Francois Le, Vice President, Global Sales, of $400,000 per year, consisting of his current base salary of $200,000 and a new commission target of $200,000, with details of the commission schedule to be determined.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 27, 2010

Network Equipment Technologies, Inc.

By:	/s/ DAVID WAGENSELLER
Name:	David Wagenseller
Title:	Vice President and Chief Financial Officer